Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYMETRA FINANCIAL CORPORATION

SYMETRA FINANCIAL CORPORATION, a corporation organized and existing under the laws of Delaware (the “Corporation”), does hereby certify as follows:

The Corporation was initially incorporated under Delaware law on February 25, 2004 under the name Occum Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware.  The Certificate of Incorporation was amended on July 27, 2004 to change the Corporation’s name from Occum Acquisition Corp. to Symetra Financial Corporation, effective August 2, 2004, was amended and restated November 7, 2007 and was last amended and restated August 21, 2008.  This Amended and Restated Certificate of Incorporation of the Corporation, which both further amends and restates the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).  The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST:                          The name of the Corporation is SYMETRA FINANCIAL CORPORATION.

SECOND:                   The name and address of the Corporation’s registered agent in the State of Delaware is National Registered Agents, Inc., 160 Greentree Dr., Suite 101, Dover, Kent County, Delaware 19904.

THIRD:                        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH:                  The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 (ONE THOUSAND), all of which shares shall be Common Stock having a par value per share of $0.01.

FIFTH:                          In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH:                          (a)  To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of current or former directors, no current or former director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL hereinafter is amended to further eliminate or limit the liability of current or former directors, then the liability of a current or former director of the Corporation, in addition to the limitation on liability provided herein, shall be eliminated or limited to the fullest extent permitted by the amended DGCL.  No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any current or former director for or with respect to any acts or omissions of such current or former director occurring prior to such amendment or repeal.

(b)            The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c)            To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SIXTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)            Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e)            The indemnification permitted by this Article SIXTH shall not be deemed exclusive of any other rights to which any person may be entitled under the bylaws of the Corporation or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f)            The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH or otherwise.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 1st day of February, 2016.

/s/ Thomas M. Marra
Thomas M. Marra
President and Chief Executive Officer